From: Randy Granovetter
Sent: Friday, October 14, 2011 3:55 PM
To: Michael Metcalf
Cc: Mike Silva; Scott Fox
Subject: Randy Granovetter"s Letter of Resignation

Friday, October 14, 2011 at 3:45pm.

Michael,

I am submitting my resignation as President of Voice Assist and my resignation from the Board of Directors affective now.  I have enjoyed my experience working with the company.

I wish you all the best and know that Voice Assist will have a bright future.

Thank you,
Randy Granovetter